Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ClearSign Combustion Corporation

We hereby consent to the incorporation by reference in Form S-3 registration statements (File Nos. 333-188381 and 333-208784) and Form S-8 registration statements (File Nos. 333-184884 and 333-204129) of ClearSign Combustion Corporation of our report dated March 27, 2018 with respect to the audited financial statements of ClearSign Combustion Corporation and subsidiary for the years ended December 31, 2017 and 2016. Our report contains an emphasis of matter paragraph regarding the Company’s Liquidity.

/s/ Gumbiner Savett Inc.

March 27, 2018

Santa Monica, California